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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

WEDNESDAY, APRIL 14, 1999

FOR FURTHER INFORMATION CONTACT:                FINANCIAL RELATIONS BOARD
ORYX TECHNOLOGY CORP.                           CATHERINE KAWAKAMI (ANALYSTS)
PHILIP MICCICHE/MITCHEL UNDERSETH               HANNAH BRUCE (GENERAL INFO.)
(510) 492-2080                                  (415) 986-1591

                                                CONTINENTAL CAPITAL & EQUITY
                                                SCOTT GIBSON
                                                (407) 682-2001

                   ORYX TECHNOLOGY CORP. RECEIVES $3.3 MILLION
                    FROM EXERCISE OF PUBLICLY TRADED WARRANTS

FREMONT, CA, WEDNESDAY, APRIL 14, 1999 - Oryx Technology Corp. (Nasdaq: Oryx) announced today that it has received approximately $3.3 million in net proceeds from the exercise of approximately 940,000 of its publicly traded warrants.

In April 1994, Oryx Technology Corp. issued 1.1 million publicly traded warrants in connection with its initial public offering. At the time of issuance, each warrant, at an exercise price of $3.50, entitled the holder the right to purchase one share of the Company's common stock. However, due to anti-dilution provisions of the warrants, subsequent private placements and issuance of derivative securities, the conversion rate for the warrants increased from 1 share of common stock for each warrant to 2.1 shares of common stock for each warrant at an exercise price of $3.50 per warrant. A total of approximately 2 million common shares were issued in connection with the exercise of these warrants, representing an increase of approximately 14.8% in the total number of Oryx Technology Corp. common stock outstanding. Total shares of Oryx Technology Corp. common stock outstanding as of April 6, 1999 was approximately 15.3 million.

Commenting on the transaction, Philip Micciche, CEO of Oryx, said, "We are pleased by the number of warrants which were converted to Oryx Technology Corp.'s common stock. We believe this level of activity demonstrates our investors' continued interest in and support of our strategic plan. In addition to strengthening our balance sheet, these funds will provide additional financial resources to support our licensees in their efforts to successfully launch low cost

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manufacturing processes for our SurgX technology, to renew our development activities for other SurgX-related products, and to explore potential acquisitions of synergistic technologies."

COMPANY PROFILE

Headquartered in Fremont, California, Oryx Technology Corp. is a technology management company with a proprietary portfolio of high technology products in surge protection and specialized materials. The Company's customers include key OEMs in the fast growing information industry: Cooper/Bussmann, Heraeus Precision Engineering, IRISO, Matsubo Company LTD, MMC Technology Inc., Seagate Technology, and Western Digital. Oryx's common stock trades on the NASDAQ Small Cap Issues Market under the symbol ORYX.

FORWARD-LOOKING STATEMENTS

Certain of the matters discussed in this release are forward-looking and involve a number of risks and uncertainties. The Company's actual results could differ materially from those described for a variety of factors. Such factors include, but are not limited to, those discussed in "Risk Factors" and "Management's Discussion and Analysis" in the Company's Form 10-KSB filed for the fiscal years ended February 28, 1997 and February 28, 1998, as amended, as well as those discussed elsewhere in other public filings made by the Company with the Securities and Exchange Commission. Among the factors that could cause actual results to differ materially are the following: changes in customer commitments, maintenance of gross margin levels, market acceptance of new products both technically and commercially, successful product development efforts, inability to pass on price increases to customers, unavailability of products, management of cost controls and cash resources, need for additional financing, and strong competition.